Exhibit 99.3

FORM OF LETTER TO NOMINEES

CENTRAL PACIFIC FINANCIAL CORP.

Up to 2,000,000 Shares of Common Stock
Issuable upon the Exercise of Transferable Subscription Rights at $10 Per Share

[ ], 2011

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being sent by Central Pacific Financial Corp. to nominee holders of our common stock at 5:00 p.m., Eastern time, on February 17, 2011 (the “Record Date”) in connection with our distribution at no charge of transferable rights to purchase shares of our common stock in a rights offering by the company.(1)  The rights offering is described in the enclosed offering prospectus dated [ ], 2011 (“Prospectus”).  We are asking you as nominee for your clients who beneficially hold our common stock to contact the beneficial owners for instructions regarding the rights offering.

We are offering up to 2,000,000 shares of common stock, as described in the Prospectus, at a cash price of $10 per share. For each share of common stock owned as of the Record Date, you may purchase 1.3081 shares of common stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full, you will be eligible to purchase any whole shares of common stock that are not purchased by other rights holders under what we refer to as your “Over-Subscription Privilege.” Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus.  Please note that fractional shares exercised will be rounded down to the nearest whole number. The rights are transferable, and the Company anticipates that the rights will be eligible to trade on the New York Stock Exchange under the symbol “CPF-RT” from the commencement of the rights offering until 5:00 p.m., Eastern time, on the last trading day before the expiration of the rights offering.

The rights offering will expire at 5:00 p.m., Eastern time, on [ ], 2011.  Your right to purchase common stock in the rights offering will expire if not exercised by such time. Once submitted, all exercises of the rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your rights.

If you hold shares of our common stock for a client whose address is outside the United States, do not send them information or documents relating to the rights offering or attempt to exercise any rights on their behalf unless you or your client has provided evidence satisfactory to us that the exercise of such rights does not violate the laws of the jurisdiction of such client. This evidence must be provided to us prior to 5:00 p.m., Eastern time, at least three business days prior to the expiration of the rights offering.

Enclosed are copies of the following documents:

1.                    Prospectus;

2.                    A form of letter that may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

3.                    Beneficial Owner Election Form;

4.                    Nominee Holder Certification;

5.                    Notice of Guaranteed Delivery; and

6.                    Notice of Tax Information.

(1)  Pursuant to normal practices of the New York Stock Exchange, shares of common stock traded during the period from February 15, 2011 through February 25, 2011 traded with the rights (i.e., with “due bills” attached).

Your prompt action is requested. To exercise your rights, you should deliver the properly completed and duly signed Beneficial Owner Election Form and the Nominee Holder Certification, with full payment of the subscription price for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form, the Nominee Holder Certification and all other required subscription documents with payment, including final clearance of any checks, prior to the expiration of the rights offering.

Please contact the subscription agent for additional copies of the enclosed materials and any questions or requests for assistance concerning the rights offering.

Very truly yours

Central Pacific Financial Corp.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CENTRAL PACIFIC FINANCIAL CORP., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.